UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 28, 2016 (November 21, 2016)

Resource Innovation Office REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333–201842	87–0854717
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1845 Walnut Street, 18th Floor,

Philadelphia, PA 19103

(Address of principal executive offices, including zip code)

(215) 231-7050

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 22, 2016, Resource Innovation Office REIT, Inc. (the “Company”), through its wholly-owned subsidiary, purchased a commercial property located in Chicago, Illinois (the “Property”) from an unaffiliated seller, Sunnyside Commons LLC. The Property is a three-story commercial building with four loft office units located on the two upper floors and two retail units at street level. The Property was constructed in 1929 and is currently 100% leased.

The contract price for the Property was $7.25 million, excluding closing costs. The Company funded the purchase price with proceeds from its initial public offering and debt proceeds. The Company believes that the Property is suitable for its intended purpose and adequately insured. The Company has no plans to renovate or develop the Property and intends to continue leasing the Property’s rentable square footage for use as retail and office space.

Item 2.03 Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant

On November 22, 2016, in connection with the acquisition of the Property, the Company, through a wholly-owned subsidiary, entered into a 3-year secured mortgage loan with M.B. Financial Bank, N.A., an unaffiliated lender, for borrowings of $4.725 million, secured by the Property (the “Mortgage Loan”). The Mortgage Loan matures on November 22, 2019, subject to extension and acceleration. The Mortgage Loan bears interest at a floating rate of one-month LIBOR plus 2.50%. Beginning on December 15, 2016, the Company shall make monthly payments, consisting of both interest and principal, based on a 25 year amortization schedule. Any remaining principal balance and all accrued and unpaid interest and fees will be due at maturity. The Company may prepay the Mortgage Loan in whole or in part with no prepayment premium.

Item 8.01 Other Events

Cash Distributions

On November 21, 2016, the Company’s board of directors declared cash distributions on the outstanding shares of all classes of the Company’s common stock based on daily record dates for the periods from December 1, 2016 through December 29, 2016, from December 30, 2016 to January 30, 2017, and from January 31, 2017 to February 27, 2017, which distributions the Company expects to pay on December 30, 2016, January 31, 2017 and February 28, 2017, respectively. Distributions for these periods will be calculated based on the stockholders of record each day during these periods at a rate of (i) $0.000547945 per share per day, less (ii) the applicable daily distribution and shareholder servicing fees accrued for and allocable to any class of common stock divided by the number of shares of common stock of such class outstanding as of the close of business on each respective record date. Investors may choose to receive cash distributions or purchase additional shares through the Company’s distribution reinvestment plan. Distributions reinvested pursuant to the distribution reinvestment plan will be reinvested in shares of the same class as the shares on which the distributions are made. Some or all of the cash distributions may be paid from sources other than cash flows from operations.

Stock Dividend

Also on November 21, 2016, the Company’s board of directors authorized a stock dividend for the fourth quarter of 2016, in the amount of 0.005 shares of common stock on each outstanding share of common stock to all common stockholders of record as of the close of business on December 31, 2016. Stock dividends are issued in the same class of shares as the shares for which such stockholder received the stock dividend. The Company expects to issue this stock dividend on or about January 13, 2017.

The Company believes that the stock dividend should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-

taxable dividend is expected to include the taxpayer’s holding period in the common stock with respect to which such non-taxable dividend was distributed. Stockholders should consult their own tax advisors regarding the tax consequences of this stock dividend.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements.

Since it is impracticable to provide the required financial statements for the acquired real property described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, we hereby confirm that we intend to file the required financial statements on or before February 8, 2017 by amendment to this Form 8-K.

(b) Pro Forma Financial Information.

See Paragraph (a) above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESOURCE INNOVATION OFFICE REIT, INC.

Date: November 28, 2016	By:	/s/ ALAN F. FELDMAN
Alan F. Feldman
Chief Executive Officer